UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________________________________________________________________
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
September 11, 2014
____________________________________________________________________________
A10 NETWORKS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36343	20-1446869
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3 West Plumeria Drive
San Jose, CA 95134
(Address of principal executive offices, including zip code)
(408) 325-8668
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

Lee Chen, our Chief Executive Officer, has informed us that he has no current plans to sell any of his shares of A10 Networks, Inc. (NYSE:ATEN) common stock upon expiration of the lockup period on September 18, 2014 or immediately after our Q3 financial report.  If Mr. Chen were to decide to sell, he is encouraged by our policies to do so pursuant to a trading plan intended to comply with the requirements of Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (a “10b5-1 Plan”).  We require any 10b5-1 Plan to be entered into during an open trading window and to have a “cooling-off” period, so the earliest Mr. Chen could sell under such a plan would be 90 days after our next open window in early November 2014.

In addition, our largest institutional stockholder group, the Summit Partners investment funds, which are affiliated with a member of our board of directors, have informed us they have no present intention to sell or distribute A10 Networks stock to their limited partners before or upon the expiration of our lockup or immediately after the Q3 financial report.

These two shareholders represent in excess of 30% of our outstanding shares.

As of the date of this report, our executive officers, other than our Chief Executive Officer have either entered into 10b5-1 Plans or indicated they do not intend to sell any of their shares of A10 Networks common stock until they put a 10b5-1 Plan in place in accordance with our policies.  The current 10b5-1 Plans of our executive officers are all effective for at least one year and have predetermined formulas for the timing of sales over the duration of the underlying plans, number of shares and price at which an executive officer may sell our shares. Sale transactions by our executive officers will be disclosed publicly through filings with the SEC as required.  We do not undertake any obligation to report any 10b5-1 Plans that may be adopted by any of our board members or executive officers in the future, or to report any modifications or terminations of any publicly announced plan, except to the extent required by law.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 11, 2014

By: /s/ Greg Straughn
Greg Straughn
Chief Financial Officer